EXHIBIT 11

                        PIONEER FINANCIAL SERVICES, INC.
                 STATEMENT OF COMPUTATION OF PER SHARE EARNINGS

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                    (In thousands, except per share amounts)
                                   (Unaudited)

                                   Three Months Ended   Six Months Ended
                                        June 30,            June 30,

                                    1996      1995       1996       1995

Net income                       $ 6,024    $ 5,360    $12,755    $10,315

Average shares outstanding        10,403      5,919     10,254      5,911

Common Stock equivalents from
  dilutive stock options,
  based on the treasury stock
  method using average market
  price                              368       365         376        274
        TOTAL-PRIMARY             10,771     6,284      10,630      6,185

Additional Common Stock equivalents
  from dilutive stock options,
  based on the treasury stock
  method using closing market
  price                               10       108           2        198

Additional shares assuming
  conversion of
  Preferred Stock                    686     1,358       1,022      1,358

Additional shares assuming
  conversion of
  Subordinated Debentures and
  Notes                             5,095     4,888       3,048      4,888

        TOTAL-FULLY DILUTED        16,562   12,638      14,702     12,629

Net income per share-
    Primary*                     $   .55   $   .78     $  1.14    $  1.52

Net income per share-
    Fully Diluted**              $   .44   $   .48     $   .96    $   .94



     * Primary net income per share was calculated after deducting dividends on Preferred Stock of $141,000 and $446,000 for the three month periods ended June 30, 1996 and 1995 respectively, and $592,000 and $904,000 for the six month periods ended June 30, 1996 and 1995 respectively.

    ** Fully diluted net income per share was calculated after adding tax effected interest and amortization of offering costs on Subordinated Debentures and Notes of $1,181,000 and $769,000 for the three month periods and $1,377,000 and $1,539,000 for the six month periods ended June 30, 1996 and 1995 respectively.



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